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EXHIBIT 99.1

Contact:	Media: Robert Hutchison 609-252-3901 robert.hutchison@bms.com	Investors: John Elicker 212-546-3775 john.elicker@bms.com
	Jeff Macdonald 609-252-5771 jeff.macdonald@bms.com	Susan Walser 212-546-4631 susan.walser@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES
SECOND QUARTER AND SIX MONTHS SALES AND EARNINGS FOR 2003

•
Company reports fully diluted EPS of $.45

•
Company reaffirms full year 2003 earnings guidance

•
Net Sales increased 22% (including favorable foreign exchange of 4%) to $5.1 billion for the second quarter

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ABILIFY™ alliance revenue exceeds $100 million for the first six months of 2003

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REYATAZ™, company's new HIV/AIDS therapy, approved by U.S. Food and Drug Administration (FDA)

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Global sales of key brands including PLAVIX®, PRAVACHOL®, AVAPRO®, PARAPLATIN®, and SUSTIVA® continue to grow

        (NEW YORK, July 24, 2003)—Bristol-Myers Squibb Company (NYSE:BMY) today reported net earnings of $878 million on sales of $5.1 billion for the second quarter of 2003. Fully diluted earnings per share for the quarter were $.45.

        "Company sales and earnings this quarter were boosted by the early success of ABILIFY™, as well as increased sales domestically and internationally of our key growth drivers PLAVIX® and PRAVACHOL®," said Peter R. Dolan, chairman and chief executive officer. "The quarter was also marked by several milestones that will help the company build towards the future."

        "We received approvals for REYATAZ™, a new protease inhibitor for treatment of HIV/AIDS, as well as PRAVIGARD™ PAC, a new co-pack combination of PRAVACHOL® and buffered aspirin. We also recently submitted a supplemental New Drug Application (sNDA) for ABILIFY™ for the treatment of acute mania in patients with bipolar disorder.

        "As we look towards the remainder of 2003, we remain confident about the submission of a Biologics License Application (BLA) for ERBITUX™. We will also begin to initiate plans that are essential for steering us through future challenges and opportunities to build long term shareholder value. To that end, we understand the importance of the dividend to our investors and will seek to make it a priority while at the same time making important investments in our future."

SECOND QUARTER RESULTS:

  •
  The company reported that second quarter 2003 net sales increased 22% to $5.1 billion from $4.1 billion in the prior year. This sales increase resulted from a 17% increase in volume, a 4% increase in foreign exchange, and a 1% increase in price. Domestic sales increased 23% for the quarter. This increase for the quarter is the result of continued strong prescription demand for key brands and the impact from the workdown of non-consignment wholesaler inventory in the second quarter of 2002. International sales increased 21%, including an 11% favorable foreign exchange impact.

  •
  Second quarter 2003 earnings from continuing operations before minority interest and income taxes increased 61% to $1,165 million from $724 million in 2002, primarily as a result of higher sales. Net earnings from continuing operations increased 83% to $878 million in 2003 compared to $479 million in 2002. The effective income tax rate on earnings from continuing operations before minority interest and income taxes decreased to 21.3% in 2003 from 28.9% in 2002. Basic and diluted earnings per share from continuing operations each increased 80% to $.45 in 2003 from $.25 in 2002. Basic and diluted average shares outstanding for the quarter were 1,937 million and 1,942 million, respectively, in 2003 compared to 1,937 million and 1,944 million, respectively, in 2002.

  •
  The company continues to increase promotional support of new and in-line products, with marketing, selling, and administrative expenses increasing 13% to $1,058 million and advertising and product promotion increasing 21% to $418 million. Research and development expenses increased 1% to $530 million.

  •
  In the second quarter of 2003, the company recorded certain items that affected the comparability of results. Those non-comparable items include $24 million of pre-tax income related to adjustments of prior period restructuring reserves, $25 million of charges related to the rationalization of manufacturing facilities, and $4 million related to relocation expenses. The charges related to the rationalization of its manufacturing facilities include $13 million related to termination benefits for workforce reductions in the Pharmaceutical segment and downsizing and streamlining of worldwide manufacturing operations, $10 million of accelerated depreciation for certain manufacturing facilities in North America expected to be closed by the end of 2006, and $2 million for asset impairments and retention benefits. In addition, the company recorded $11 million of income related to the revision of estimates for certain divestiture liabilities. The company also reported $57 million of pre-tax income from a litigation settlement and the reimbursement of patent defense costs partially offset by $16 million of litigation expenses related to TAXOL® and BUSPAR® settlement charges.

SIX MONTHS RESULTS

  •
  Net sales for the first six months of 2003 increased 11% to $9.8 billion from $8.8 billion in the first six months of 2002. This sales increase resulted from a 5% increase in volume, a 4% increase in foreign exchange, and a 2% increase in price. Domestic sales increased 7% and international sales increased 18%, including a 10% favorable foreign exchange impact. For the first six months of 2003, $287 million of deferred revenue was reversed and recognized as sales (calculated net of discounts and rebates). The deferred revenue, recorded at gross invoice sales prices, related to the inventory of pharmaceutical products accounted for using the consignment model, was reduced to $110 million at June 30, 2003, compared to $470 million at December 31, 2002.

  •
  During the six months ended June 30, 2003, the company's effective tax rate on earnings from continuing operations before minority interest and income taxes was reduced from 27.8% to 24.2%, due to a revised estimate of the use of foreign tax credits relating mainly to the final implementation of the reorganization of the ownership structure of its non-U.S. subsidiaries. The principal purpose of the reorganization was to facilitate the company's ability to efficiently deploy its financial resources outside the U.S.

  •
  For the six months in 2003 and 2002, certain items were recorded which affect the comparability of the results. The 2003 non-comparable items include $51 million of pre-tax charges related to the rationalization of manufacturing facilities, $24 million of pre-tax income related to adjustments of prior period restructuring reserves, $4 million related to relocation expenses, and $62 million of pre-tax income from litigation settlements and the reimbursement of patent defense costs. The charges related to manufacturing and rationalization activities include $25 million related to termination benefits for workforce reductions in the Pharmaceutical segment and downsizing and streamlining of worldwide manufacturing operations, $14 million for accelerated depreciation for facilities expected to be closed by the end of 2006, $11 million for asset impairments, and $1 million of retention benefits. The total cost of these rationalization expenses for 2003 is expected to be approximately $95 million, which reflects an increase from previous estimates due to the acceleration of the closure of certain manufacturing facilities. Of this amount, $51 million has been recorded as described above and $44 million is expected to be incurred in the second half of this year. In addition, the company recorded $11 million of income related to the revision of estimates for certain divestiture liabilities. The 2002 non-comparable items include a pre-tax litigation charge of $90 million primarily related to BUSPAR® proposed settlements, a pre-tax in-process research and development charge of $160 million related to the revised agreement with ImClone Systems, Inc., and a gain on sale of product lines of $30 million. In addition, in the first quarter of 2002 the company recorded a $14 million after-tax gain in discontinued operations on the sale of its Clairol business as a result of the final purchase price settlement.

  •
  For the six months, earnings from continuing operations before minority interest and income taxes increased 15% to $2,240 million from $1,952 million in 2002. The increase was primarily a result of the sales increase, partially offset by an unfavorable product mix, increased investment in advertising and promotion, and an increase in sales force expenses. Net earnings from continuing operations increased 24% to $1,639 million in 2003 compared to $1,321 million in 2002. The effective income tax rate on earnings from continuing operations before minority interest and income taxes decreased to 24.2% in 2003 from 27.8% in 2002. Basic earnings per share from continuing operations increased 25% to $.85 in 2003 from $.68 in 2002. Diluted earnings per share from continuing operations increased 24% to $.84 in 2003 from $.68 in 2002. Basic and diluted average shares outstanding for the six months were 1,936 million and 1,941 million, respectively, in 2003 compared to 1,936 million and 1,946 million, respectively, in 2002.

SECOND QUARTER SALES RESULTS

Pharmaceutical Highlights:

  •
  Worldwide pharmaceutical sales increased 28% to $4.0 billion from $3.1 billion in the prior year. U.S. pharmaceutical sales increased 34% to $2.6 billion, while international pharmaceutical sales increased 19%, including a 13% favorable foreign exchange impact, to $1.4 billion.

  •
  Recorded alliance revenue for ABILIFY™ for the quarter was $65 million. The schizophrenia agent was introduced in the U.S. in November 2002 and has achieved more than a 5% weekly new prescription share of the U.S. antipsychotic market. The company also submitted a sNDA for ABILIFY™ for the treatment of acute mania in patients with bipolar disorder. ABILIFY™ is being developed and marketed by Bristol-Myers Squibb and its partner Otsuka Pharmaceutical Co., Ltd.

  •
  Worldwide sales of PRAVACHOL®, a cholesterol-lowering agent and the company's largest selling product, increased 56%, including a 10% favorable foreign exchange impact, to $698 million. In June 2003, the FDA approved PRAVIGARD™ PAC (Buffered Aspirin and Pravastatin Sodium) tablets.

  •
  Sales of PLAVIX®, a platelet aggregation inhibitor, increased 31% to $557 million. Sales of AVAPRO®, an angiotensin II receptor blocker for the treatment of hypertension, increased 13% to $170 million. AVAPRO® and PLAVIX® are cardiovascular products that were launched from the alliance between Bristol-Myers Squibb and Sanofi-Synthelabo.

  •
  TAXOL® and PARAPLATIN®, the company's leading anti-cancer agents, had sales of $248 million and $247 million, respectively. International sales of TAXOL® increased 27%, including favorable foreign exchange of 17%, to $223 million, led by strong sales growth in Japan, while domestic sales decreased 52% to $25 million due to generic competition. PARAPLATIN® sales increased by 44% driven by sales in the U.S.

  •
  Sales by Oncology Therapeutics Network, a specialty distributor of anti-cancer medicines and related products, increased 21% to $558 million.

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  Sales of SUSTIVA®, an anti-retroviral for the treatment of HIV/AIDS, were $160 million, an increase of 44% over the prior year.

  •
  The FDA granted marketing clearance for REYATAZ™, a novel protease inhibitor for the treatment of HIV/AIDS. REYATAZ™ is the first once-daily protease inhibitor approved by the FDA.

  •
  Sales of the GLUCOPHAGE franchise increased 92% to $240 million. GLUCOPHAGE IR® sales were $26 million, while GLUCOVANCE® sales grew 127% to $116 million, and GLUCOPHAGE XR® (Extended Release) tablets sales grew 29% to $102 million.

Nutritionals and Other Healthcare

  •
  Nutritional sales of $436 million declined by 7%, including a 1% unfavorable foreign exchange impact, from prior year levels, as international sales increased 11%, including a 4% unfavorable foreign exchange impact, and U.S. sales decreased 22%. During the quarter, a $60 million charge to sales was recorded related to rebates issued under the Women, Infants and Children (WIC) program to reflect a change in accounting for such rebates. The company now accrues for rebates expected to be issued at the date of revenue recognition, rather than at the date the WIC coupons are issued. Mead Johnson continues to be the leader in the U.S. infant formula market. Sales of ENFAMIL®, the company's largest-selling infant formula, declined 23% to $150 million.

  •
  Sales for the Other Healthcare segment increased 11%, including a 6% favorable foreign exchange impact, to $424 million. ConvaTec sales increased 15%, including a 10% favorable foreign exchange impact, to $204 million. Medical Imaging sales increased 10% to $129 million. The increase in Medical Imaging sales was primarily the result of a 12% increase in sales of CARDIOLITE® to $86 million. Consumer Medicines sales increased 3% as a result of favorable foreign exchange.

Outlook

        The company reiterated previously issued 2003 earnings guidance of between $1.60-$1.65 in non-GAAP earnings per share which excludes non-comparable items. Taking into account non-comparable items to date and $44 million in restructuring charges expected to be taken later this year, in each case as described above, under "six months results", earnings per share guidance on a GAAP basis would be $1.59 to $1.64. These numbers exclude the future impact of any write-off of any in-process research and development that may arise from any existing or future research and development arrangements and any other possible non-comparable items that may occur later this year including any possible restructuring or other charges, as described below. The company is not currently able to estimate the timing or magnitude of any such amounts.

        The company expects to have both growth opportunities and continued exclusivity challenges over the next several years. During this period, exclusivity losses are expected to amount in each year to approximately $1 billion dollars per year in net sales. The company expects these exclusivity losses will be offset by growth in revenues resulting from growth of the company's in-line products, including PLAVIX, AVAPRO and SUSTIVA, growth of recently launched exclusive products, ABILIFY and REYATAZ, and by the introduction of late stage pipeline products that may be approved within the next six to thirty-six months such as ERBITUX, CTLA4-Ig and Entecavir. After the impact of the loss of exclusivity of PRAVACHOL in the U.S., the company will have several years of minimal exclusivity loss impact. External development and licensing will remain important elements of the company's strategy, but the potential impact is not built in the company's plans.

        The company also expects profit challenges that include changes in product mix, as many of the company's products losing exclusivity carry higher margins than the company's in-line products that are expected to grow sales. Other profit challenges include, adequately investing in marketing and sales spend to support the company's in-line products and new product launches, the company's maturing pipeline opportunities and research and development.

        The company has historically reviewed and will continue to review its cost base. Decisions that may be taken as a result of these reviews may result in restructuring or other charges later this year or in future periods. At this time, the company is not able to reasonably estimate the amount of such charges, if any.

        The company is committed to establishing leadership through focus on therapy areas characterized by significant medical opportunity, where the company can bring to bear its particular expertise and establish leadership positions.

        Actual results may differ materially from the expectations described above. Some of the factors that could affect these expectations are described below in the "statement on cautionary factors."

Use Of Non-GAAP Financial Information

        This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other non-comparable items. This information is intended to enhance an investor's overall understanding of the company's past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company's baseline performance before items that are considered by the company to be not reflective of the company's operational results. In addition, this information is among the primary indicators the company uses as a basis for planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles.

        Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

        There will be a conference call on July 24, 2003 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 913-981-5508. Materials related to the call will be available at the same Web site prior to the call.

        For more information, contact: Robert Hutchison, 609-252-3901, or Jeff Macdonald, 609-252-5771, Corporate Affairs, or John Elicker, 212-546-3775, or Sue Walser, 212-546-4631, Investor Relations.

# # #

Statement on Cautionary Factors

        This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, changes to wholesaler inventory levels, governmental regulations and legislation, patent positions, litigation, and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABILIFY™ is the trademark of Otsuka Pharmaceutical Company, Ltd.
AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Synthelabo S.A.
Erbitux® is a trademark of ImClone Systems Incorporated
GLUCOPHAGE IR®, GLUCOPHAGE XR® and GLUCOVANCE® are registered trademarks of Merck Sante, S.A.S., an associate of Merck KgaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
(Unaudited, in millions of dollars except prescription data)

        The following table sets forth worldwide and U.S. reported net sales for the three and six months ended June 30, 2003, compared to the three and six months ended June 30, 2002, respectively. In addition, the table includes the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company's U.S. primary care pharmaceutical products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company's domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differs from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
			% Change			% Change	% Change in U.S. Total Prescriptions vs. 2002
	2003	2002		2003	2002
Three Months Ended June 30, 2003
Pravachol	$698	$447	56%	$397	$218	82%	2%
Plavix	557	425	31%	472	364	30%	28%
Avapro*	170	151	13%	97	101	(4%)	13%
Sustiva	160	111	44%	105	63	67%	18%
Zerit	98	106	(8%)	49	56	(13%)	(25%)
Glucovance	116	51	127%	114	51	124%	4%
Glucophage XR	102	79	29%	101	78	29%	—
Videx/Videx EC	70	52	35%	29	26	12%	1%
Six Months Ended June 30, 2003
Pravachol	$1,311	$990	32%	$739	$550	34%	1%
Plavix	965	886	9%	807	773	4%	29%
Avapro*	345	290	19%	214	200	7%	14%
Sustiva	310	238	30%	209	160	31%	19%
Zerit	213	222	(4%)	116	122	(5%)	(22%)
Glucovance	224	108	107%	221	107	107%	7%
Glucophage XR	203	158	28%	202	157	29%	3%
Videx/Videx EC	142	131	8%	65	63	3%	3%

*
Includes Avalide

BRISTOL-MYERS SQUIBB COMPANY
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003
(Unaudited, in millions of dollars except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net Sales	$5,052	$4,127	$9,763	$8,788

Cost of products sold	1,796	1,466	3,481	2,968
Marketing, selling and administrative	1,058	937	2,090	1,849
Advertising and product promotion	418	345	782	604
Research and development	530	527	1,006	1,029
Acquired in-process research and development	—	—	—	160
Gain on sale of businesses / product lines	—	—	—	(30)
Provision for restructuring and other items	(17)	2	(5)	1
Litigation settlement (income) / charge	(41)	—	(62)	90
Other (income)/expense, net (a)	143	126	231	165

	3,887	3,403	7,523	6,836

Earnings from Continuing Operations Before Minority Interest and Income Taxes	1,165	724	2,240	1,952
Provision for income taxes	248	209	542	542
Minority Interest, net of taxes	39	36	59	89

Earnings from Continuing Operations	$878	$479	$1,639	$1,321
Discontinued Operations
Net gain on disposal	—	—	—	14

Net Earnings	$878	$479	$1,639	$1,335

Earnings per Common Share:
Basic:
Earnings from Continuing Operations	$0.45	$0.25	$0.85	$0.68
Discontinued Operations
Net gain on disposal	—	—	—	0.01

Net Earnings	$0.45	$0.25	$0.85	$0.69

Diluted:
Earnings from Continuing Operations	$0.45	$0.25	$0.84	$0.68
Discontinued Operations Net gain on disposal	—	—	—	0.01

Net earnings	$0.45	$0.25	$0.84	$0.69

Average Common Shares Outstanding—Basic	1,937	1,937	1,936	1,936

Average Common Shares Outstanding—Diluted	1,942	1,944	1,941	1,946

(a) Other (income)/expense, net Interest expense	$123	$102	$244	$200
Interest income	(57)	(18)	(117)	(41)
Foreign exchange transaction losses	—	8	4	11
Other**	77	34	100	(5)

	$143	$126	$231	$165

**
In the first quarter of 2003 the company recorded $12 million reflecting the company's estimate of its share of ImClone's net losses related to ImClone's announcement that it will need to restate certain of its financial statements for certain tax liabilities. As a result of ImClone's actual restatement, the company recorded a $(7) million adjustment to the previously established contingency in the second quarter.

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BRISTOL-MYERS SQUIBB ANNOUNCES SECOND QUARTER AND SIX MONTHS SALES AND EARNINGS FOR 2003
BRISTOL-MYERS SQUIBB COMPANY SELECTED PRODUCTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (Unaudited, in millions of dollars except prescription data)
BRISTOL-MYERS SQUIBB COMPANY CONDENSED CONSOLIDATED STATEMENT OF EARNINGS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 (Unaudited, in millions of dollars except per share amounts)